EXHIBIT 4.1


55 Water Street, 45th Floor                               Frank A. Ciccotto, Jr.
New York, NY  10041                                            Managing Director
Tel. 212-438-4417                                            E-Business Services
Fax 212-438-7748
frank_ciccotto@
standardandpoors.com                                           STANDARD & POOR'S
                                         A Division of The McGraw Hill Companies


                                  May 30, 2002

Van Kampen
1 Parkview Plaza
Oakbrook Terrace, IL 60181

The Bank of New York
15 Broad Street
New York, New York 10005

Unit Investment Trust Dept.


            Re: Van Kampen Focus Portfolios, Taxable Income Series 9

Gentlemen:

We have examined Registration Statement File No. 333-88902 for the above mentioned trust. We hereby acknowledge that Kenny S&P Evaluation Services, a division of J. J. Kenny Co., Inc. is currently acting as the evaluator for the trusts. We hereby consent to the use in the Registration Statement of the references to Kenny S&P Evaluation Services, a division of J.J. Kenny Co., Inc. as evaluator.

In addition, we hereby confirm that the ratings indicated in the Registration Statement for the respective bonds comprising the trust portfolio are the ratings indicated in our KENNYBASE database as of the date of the evaluation report.

You are hereby authorized to a file a copy of this letter with the Securities and Exchange Commission.

                                                                      Sincerely,


                                                           /s/ FRANK A. CICCOTTO
                                                                  Vice President